Exhibit 99.3 PROFORMA FINANCIAL STATEMENTS

DATARAM CORPORATION AND U.S. GOLD CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet as of January 31, 2017 combines the historical consolidated balance sheets of Dataram and USG, giving effect to the acquisition of USG by Dataram.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended April 30, 2016 and for the nine months ended January 31, 2017 are prepared by Dataram and give effect to the following transactions as if they had occurred on May 1, 2015:

●	the anticipated acquisition of USG by Dataram, including the related equity to be issued by Dataram to finance the acquisition.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transaction, (2) factually supportable, and (3) with respect to the statements of loss, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

●	separate audited consolidated financial statements of Dataram as of and for the years ended April 30, 2016 and 2015 and the related notes, included in Dataram’s Annual Report on Form 10-K for the year ended April 30, 2016;

●	audited consolidated financial statements of USG as of and for the year ended April 30, 2016 and 2015 and the related notes included herein;

●	separate unaudited consolidated financial statements of Dataram as of and for the nine months ended January 31, 2017 and the related notes, included in Dataram’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2017; and

●	unaudited consolidated financial statements of USG as of January 31, 2017 and for the nine months January 31, 2017 and 2016 and the related notes included herein.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined Company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

Any material transactions between Dataram and USG during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. The accounting for the acquisition of USG is dependent upon certain valuations that are provisional and are subject to change. Dataram will finalize these amounts as it obtains the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Dataram’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition USG, the costs to integrate the operations of Dataram, USG or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

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Selected Unaudited Pro Forma Condensed Combined Financial Data of Dataram and USG

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of January 31, 2017

(in thousands except per share and per share amounts)

	Historical		Pro Forma		Pro Forma
	US Gold	Dataram	Adjustment	Note 2	Combined
Assets
Current Assets:
Cash and cash equivalents	$7,544	43	$—	(a)	$7,587
Accounts receivable, net	—	1,258			1,258
Inventories, net	—	987			987
Other current assets	177	415	(356)	(c)	236
Total current assets	7,721	2,703			10,068
Property and equipment, net	—	16			16
Other assets	4,153	34			4,187
Capitalized development expense	—	287	(287)	(d)	—
Other intangible assets	—	—	724	(d)	724
Goodwill	—	1,083	2,895	(d)	3,978
Total Assets	$11,874	4,123	$—		$18,973

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$158	982	$		$1,140
Accounts payable - related party	2	—			2
Note payable - related party	—	80			80
Short term debt - bank	—	870			870
Total current liabilities	160	1,932			2,092

Other liabilities	—	54			54
Total Liabilities	160	1,986			2,146

Shareholders’ Equity:
Convertible Series A Preferred stock ($0.0001) par value; 23,000 shares authorized; 22,334 issued and outstanding as of January 31, 2017	—	—		(b)	—
Series B Preferred stock ($0.0001) par value; 600,000 shares authorized; 560,015 issued and outstanding as of January 31, 2017	—	—		(b)	—
Preferred stock series B, par value ($12.20) per share, designated 400,000 shares nil issued and outstanding as January 31, 2017	—	—		(g)	—
Preferred stock series C, par value ($0.001) per share, designated 5,500,000 shares 5,428,293 issued and outstanding as of January 31, 2017	—	—		(b)	—

Preferred stock series D, par value ($136.00) per share, designated 7,402 shares (liquidation value $503,000)	—	503			503
Preferred stock series C, par value ($0.001) par value, 45,002 shares authorized; 45,002 shares to be designated	—	—			—

Common stock, par value $.001 per share, 200,000,000 Authorized; 8,174,506 shares to be outstanding	—	1	8	(b)	8
			(1)	(g)
Common stock, par value $.0001 per share, 200,000,000 Authorized; 10,300,00 shares outstanding at January 31, 2017	1		(1)	(b)	—

Additional paid-in capital	15,819	29,031	(7)	(b)	20,422
			1	(g)
			3,332	(d)
			(27,398)	(e)
			(356)	(c)
Accumulated deficit	(4,106)	(27,398)	27,398	(e)	(4,106)

Total shareholders’ equity	11,714	2,137			16,827

Total Liabilities and Shareholders’ Equity	$11,874	4,123	$—		$18,973

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended April 30, 2016

(in thousands except per share and per share amounts)

			Pro Forma		Pro Forma
	US Gold	Dataram	Adjustment	Note 2	Combined
Revenues	$—	$25,182			$25,182

Operating expenses
Cost of sales	—	20,464			20,464
Engineering	—	191			191
Selling, general and administrative	407	5,767	145	(h)	6,319

	407	26,422			26,974

Total other expense, net	—	(168)			(168)

Gain on sale of State NOL	—	190			190
Income tax expense	—	(3)			(3)

Net loss	(407)	(1,221)			(1,773)

Dividend – Series A preferred stock	0	122	(122)	(f)	—

Net loss allocated to common shareholders	(407)	(1,343)			(1,773)

Net loss per share of common stock
Basic and diluted	$(3.42)	$(4.28)			$(0.22)
Weighted average common shares outstanding
Basic and diluted	118,933	313,854	7,741,818		8,174,605

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine Months January 31, 2017

(in thousands except per share and per share amounts)

			Pro Forma		Pro Forma
	US Gold	Dataram	Adjustment	Note 2	Combined
Revenues	$—	$13,086			$13,086

Operating expenses
Cost of sales	—	10,937			10,937
Engineering	—	143			143
Selling, general and administrative	3,681	3,579	145	(h)	7,405

	3,681	14,658			18,485

Total other expense, net	(4)	(114)			(118)

Income tax expense	—	—			—

Net loss	(3,685)	(1,687)			(5,517)

Net loss per share of common stock
Basic and diluted	$(0.38)	$(2.05)			$(0.68)
Weighted average common shares outstanding
Basic and diluted	9,610,326	822,287	(2,258,008)		8,174,605,

Note 1: Preliminary Purchase Price Allocation:

The Company issued to USG shares of Common Stock which represented approximately 91% of the combined company. The purchase price which represents the consideration transferred in the reverse merger upon closing is calculated based on the number of shares of the combined company that the Company’s shareholders owned as of the closing of the Merger. The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $5.469 million, which consists of the following:

Share and Per Share Amounts
Estimated number of common stock of the combined company to be owned by Dataram shareholders (1)	1,204,583
Dataram estimated per common share fair value	$4.54
Total Consideration	$5,468,807

(1)	The number of common shares of 1,204,583 includes approximately 185,050 of common shares that were issued subsequent to January 31, 2017 for the conversion of all issued and outstanding Preferred Series D shares.

The value of the consideration transferred is based upon the estimated value of Dataram Common Stock as of the transaction date (effective time of the merger). The Company estimates 1,204,583 shares of Common Stock to be outstanding at an estimated per share fair value of $4.54.

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The allocation of the preliminary purchase price to the estimated fair values of assets acquired and liabilities assumed as of January 31, 2017, is as follows:

Based on Historical Balance Sheet of Dataram at January 31, 2017
Total Consideration	$5,469

Cash and cash equivalents	43
Accounts receivable, net	1,258
Inventories, net	987
Other current assets	415
Property and equipment, net	16
Other assets	34
Accounts payable and accrued liabilities	(982)
Note payable - related party	(80)
Short term debt - bank	(870)
Other liabilities	(54)
Net assets acquired	767
excess of purchase price over net assets acquired before allocation to identifiable intangible assets and goodwill	$4,702

Other intangible assets	724
Goodwill	3,978
$4,702

Note 2:

a)	The closing of the Merger between USG and the Company is contingent upon USG completing a common equity financing of at least $3,000,000. As of January 31, 2017, this equity financing was completed. Gross proceeds were approximately $12.0M, of which USG received net cash proceeds of $10.6M.

b)	Represents the conversion of USG equity into Dataram equity for this purpose all blockers were ignored. The holders of USG Series A Preferred Stock will receive 1,083,543 shares of the Company’s Common Stock. The holders of USG Series B Preferred Stock will receive 466,678 shares of the Company’s Common Stock. The holders of USG Series C Preferred Stock will receive 4,523,589 shares of the Company’s Common Stock. USG Management will receive 37,879 shares of the Company’s Common Stock. The holders of USG common stock issued in connection with the financing discussed in (a) above will receive 6,970,022 shares of the Company’s Series C Preferred Stock. The holders of USG common stock issued in connection with the closing of the Keystone Acquisition will receive 858,333 shares of the Company’s Common Stock. The following table illustrates the Preferred Stock holders estimated common share equivalents at the time of closing.

Common Share
Equivalents
USG Preferred Series A	1,083,543
USG Preferred Series B	466,678
USG Preferred Series C	4,523,589

Total	6,073,810

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c)	Represents the transaction costs directly associated with the execution of the transaction. These amounts are included as prepaid expenses on the unadjusted balance sheet of the Company.

d)	Represents the preliminary purchase price allocation. Amounts previously recorded as capitalized development expense will be fair valued and recorded under the caption other intangible assets. These other intangible assets are estimated to be $724. These development costs will either be amortized as we commence our development activity or impaired if the cost cannot be recovered. Goodwill was recorded as the excess of consideration transferred over the estimated fair value of net identifiable assets acquired. See note 1, Preliminary Purchase Price Allocation, for additional information. For pro-forma purposes, it was assumed development activity has yet to commence.

e)	To reflect the elimination of the Company’s accumulated deficit, which will be recorded concurrent with the purchase price allocation described in note 1.

f)	Represents the elimination of preferred stock dividend

g)	Represents the conversion of the Dataram Series B preferred stock to Common Equivalent Shares.

h)	Represents the amortization of other intangible assets

The purchase price allocation will remain preliminary until the Company completes a final valuation of the assets acquired and liabilities assumed as of the date that the Merger is consummated. The excess of consideration transferred over the estimated fair value of net identifiable assets acquired will be allocated to goodwill. The final determination of the allocation of consideration transferred is expected to be completed as soon as practicable after consummation of the Merger, but will in no event exceed one year from the acquisition date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements. For acquired working capital accounts such as trade receivables, inventories and other current assets, accounts payable and accrued liabilities, the Company determined that no preliminary fair value adjustments were required due to the short timeframe until settlement for these assets and liabilities. The Company assessed longer term assets and liabilities such as property and equipment, other assets and other liabilities and determined that no material fair value adjustment was required for the purposes of pro forma disclosures. Other related party notes payable and short term bank debt carry interest rates that approximate current market rates; the Company therefore has not made any fair value adjustments to these balances.

The purchase price was allocated to identifiable intangible assets acquired and liabilities assumed based on their acquisition-date estimated fair values. The identifiable intangible assets included trade name, acquired technology, and customer relationships. The Company expects to utilize an estimate of expected future cash flows using an income approach to value these assets. The present value of future cash flows was then determined utilizing an estimated risk-adjusted discount rate. This approach requires several judgments and assumptions to determine the fair value of intangible assets, including growth rates, discount rates, attrition rates, obsolescence factors, expected levels of cash flows, and tax rate. The estimated fair value will be adjusted based upon the final valuation and any such adjustments could be significant. The final valuation is expected to be completed within 12 months after the consummation of the Merger. The Company has assumed an estimated 5 year life for these other intangible assets. Amortization expense is reflected in the pro forma adjustments. This intangible asset will be tested for impairment on an annual basis, or earlier if impairment indicators are present.

Goodwill represents the excess of the preliminary estimated purchase price over the preliminary estimated fair value of the assets acquired and liabilities assumed. Goodwill will not be amortized, but will be evaluated for impairment on an annual basis or more frequently if an event occurs or circumstances change that would more likely-than-not reduce the fair value below its carrying amount. In the event that the Company determines that the value of goodwill has become impaired, an impairment charge will be recorded in the period in which the determination is made.

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